December 1, 2000
Page 1


                                  EXHIBIT 4(b)

                      BRITTON & KOONTZ CAPITAL CORPORATION

                                 500 Main Street
                           Natchez, Mississippi 39120



                                December 1, 2000

[name]
[address]


               Re: Status of options granted under the Louisiana Bancshares, Inc
                   Incentive Stock Option Plan

Dear [name]:

         This letter is to confirm that as of December 1, 2000, Britton & Koontz Capital Corporation ("Britton & Koontz") has assumed the incentive stock options granted to you under the Louisiana Bancshares, Inc. Incentive Stock Option Plan (the "Louisiana Bancshares Plan"). In addition, the shares of Britton & Koontz Stock (as defined below) issuable upon exercise of your options have been registered this date with the Securities and Exchange Commission in a Registration Statement on Form S-8.

         Your options were converted into the right to acquire shares of $2.50 par value common stock issued by Britton & Koontz ("Britton & Koontz Stock") and are exercisable in accordance with the same terms and conditions as those imposed under the Louisiana Bancshares Plan.

         Under the terms of the Louisiana Bancshares Plan, your options are immediately exercisable in the amounts and at the option prices set forth below:

                                        Options to Acquire

                    Type of Option     Britton & Koontz Stock     Option Price

                           ISO                 _____                 ______

These options expire as of the earlier of three months after your termination of employment from Britton & Koontz or ten years from the original date of grant.

         You may exercise your options by delivering written notice of the number of options exercised and the aggregate exercise price to W. Page Ogden, Britton & Koontz Capital Corporation, 500 Main Street, Natchez, Mississippi, 39120. Enclosed is a form of Notice of Exercise that can be used for this purpose. You may pay the exercise price either in cash, in


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December 1, 2000
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previously  acquired shares of Britton & Koontz Stock having a fair market value equal to the exercise price or a combination thereof. For this purpose, the fair market value of Britton & Koontz common stock is determined as (i) the reported closing or last sale price of Britton & Koontz common stock as reported on the Over-the-Counter Bulletin Board or other exchange on which Britton & Koontz common stock is traded on the trading day on which your options are exercised; if Britton & Koontz common stock was not traded on such date, on the next preceding day on which Britton & Koontz common stock was traded, or (ii) any other definition as determined by Britton & Koontz's board of directors.

         As you are aware, special tax rules apply to the exercise of incentive stock options. While your options may be exercised by tendering shares of Britton & Koontz Stock in consideration of the exercise price, the tender of securities may result in the conversion of your incentive stock options to non-qualified (or compensatory) options, in which case the exercise will be subject to tax, and you will be subject to withholding. The issuance of shares of Britton & Koontz common stock may be postponed until your withholding obligation has been satisfied. Please consult your tax advisor concerning the consequences of a tender of shares.

         The merger of Louisiana Bancshares and Britton & Koontz will be accounted for as a pooling-of-interests. Accordingly, you have agreed not to sell the shares received upon exercise of your options until you are notified of the publication of the results of at least 30 days of combined operations. It is currently anticipated that publication will be made on or about March 31, 2001.

         Also enclosed is a copy of a prospectus, which describes the options and the manner in which the Louisiana Bancshares Plan has been assumed and will be administered by Britton & Koontz. Please carefully review the prospectus before exercising your options. If you have any questions, please contact me at
(601) 445-5576.

                                           Very truly yours,


                                           W. Page Ogden
                                           President and Chief Executive Officer


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December 1, 2000
Page 3

                                       BRITTON & KOONTZ CAPITAL CORPORATION
                                                NOTICE OF EXERCISE

Deliver to:       W. Page Ogden

                  Britton & Koontz Capital Corporation
                  500 Main Street
                  Natchez, Mississippi 39120

                  Britton & Koontz Capital Corporation (the "Corporation") has assumed the options granted to me under the Louisiana Bancshares, Inc. Incentive Stock Option Plan. This document is intended to provide notice of the exercise of such options, as more fully set forth below.

1. Exercise. Effective as of ____________, 200___, I elect to exercise the -------- options as to _________ shares of $2.50 par value common stock issued by the Corporation (the "Common Stock").

2.      Tender. In consideration of the exercise price of the options, I: ------

                  (__)     Tender  a  check  in  the  amount  of   $___________,
                           representing payment in full of the option price of the shares.

                  (__) Tender previously acquired Common Stock with a fair market value equal to the option price of the shares.

                  (__) Tender a combination of check and ______ shares of previously acquired Common Stock having a value equal to the option price of the shares.

3. Determination of Fair Market Value. I understand that fair market value hereunder of the Common Stock is determined as (i) the reported closing or last sale price of the Common Stock as reported on the Nasdaq SmallCap Market or other exchange on which the Common Stock is traded on the date of exercise designated above; if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, or (ii) any other definition as determined by the Corporation's board of directors.

4. Issuance of Securities. I instruct the Corporation to deliver to the undersigned at the address below, a certificate representing the whole number of shares purchased, and a check in lieu of any fractional share, but I understand that the issuance of Common Stock hereunder may contain a restrictive legend and may be delayed for any period reasonably necessary to comply with Federal or state securities laws or until I have satisfied applicable withholding obligations.

                            By:
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                            Date:
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                            Address:
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